UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 9, 2013

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Clarendon House
2 Church Street
Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 9, 2013, a subsidiary of Kosmos Energy Ltd. (the “Company”) executed a deepwater drilling rig agreement with a subsidiary of Atwood Oceanics, Inc. for a new build, 6th generation, ultra-deepwater, dynamically positioned drillship. The drillship is scheduled for completion in June of 2014 and is expected to commence drilling operations during the second half of 2014. The signed agreement covers an initial term of three years at a day rate of approximately $595,000, with an option to extend the agreement for an additional three-year term at day rates to be mutually agreed.  The agreement requires the Company to pay certain in-country tax reimbursements, rate escalations and certain operating personnel expenses, in each case to the extent applicable. The agreement further requires the Company to pay mobilization and demobilization fees, as well as additional fees for certain remobilizations of the drillship.

On June 10, 2013, the Company issued a news release announcing the execution of the agreement. A copy of the news release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibit is furnished as part of this current report on Form 8-K:

	99.1	News Release dated June 10, 2013 announcing the execution of the rig agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2013

KOSMOS ENERGY LTD.

By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	News Release dated June 10, 2013 announcing the execution of the rig agreement.